Exhibit 99.1

Mattersight Appoints David Mullen as New Chief Financial Officer

Chicago, IL – (Marketwired – January 3, 2017) – Mattersight Corporation (NASDAQ: MATR), the pioneer in personality-based software applications, today announced that David Mullen has joined the company as its Senior Vice President and Chief Financial Officer.  In this role, Mr. Mullen will be responsible for all finance activities and will report directly to CEO Kelly Conway.  Mr. Mullen is currently on the Mattersight Board of Directors, and will remain on the board while serving as Chief Financial Officer.

“David has a proven track record of almost 30 years of hands-on operating experience with successful high-growth technology companies, with 15 years as a public company executive.  As a board member at Mattersight, he also had a unique understanding of the immense opportunity in front of us,” said Kelly Conway, CEO of Mattersight. “I’m excited to have a CFO of David’s caliber joining the management team.”

Mr. Mullen is the former Executive Vice President and Chief Financial Officer of Navteq Corporation, having held that position from December 2002 to January 2010. Navteq was acquired by Nokia Corporation in July 2008.  Prior to joining Navteq, he served as President and Chief Financial Officer of Allscripts Healthcare Solutions, Inc.

Prior to joining Allscripts, Mr. Mullen was CFO of Enterprise Systems, and prior to that, CFO of CCC Information Services.  Mr. Mullen holds an A.B. Degree from Princeton University, an M.B.A. from The Wharton School of the University of Pennsylvania and is a Certified Public Accountant.

In addition to serving on the Mattersight Board of Directors, Mr. Mullen is on the Board of Directors and an Audit Committee member at Angie’s List (NASDAQ: ANGI).

“Having known and respected the Mattersight management team for many years, I am excited to join them and help the organization fulfill its enormous potential for growth and success,” said Mr. Mullen.

About Mattersight

Mattersight's mission is to help brands have more effective and effortless conversations with their customers. Using a suite of innovative personality-based software applications, Mattersight can analyze and predict customer behavior based on the language exchanged during service and sales interactions. This insight can then facilitate real-time connections between customers and the agents best capable of handling their needs. Mattersight's patented stack of SaaS applications has influenced hundreds of millions of shorter, more satisfying customer interactions. Organizations across the Financial Services, Healthcare, Technology and Telco industries rely on Mattersight to drive customer retention, employee engagement and operating efficiency. An independent research study documents the average return on investment for these organizations is 344%. To learn more about how Mattersight can help your company, please visit www.mattersight.com.

Contact

David Mullen

Chief Financial Officer

312.954.7380

David.Mullen@Mattersight.com